Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Eric K. Jungbluth, President, Chief Executive Officer and Director of CPG International I Inc. and CPG International Inc., Chief Executive Officer and Director of Scranton Products Inc. and AZEK Building Products Inc., and President and Director of Santana Products Inc., constitutes and appoints Scott Harrison his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-1 (File No. 333-142893) and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has subscribed to the above as of May 8, 2008.

Signature	Title

/s/ Eric K. Jungbluth	President, Chief Executive Officer and Director of CPG International I Inc.
Eric K. Jungbluth	and CPG International Inc., Chief Executive Officer and Director of Scranton Products Inc. and AZEK Building Products Inc., and President and Director of Santana Products Inc.